Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-193039, 333-200687, 333-211839 and 333-226321 on Form S-8 and Registration Statement No. 333-222597 on Form S-3 of our reports dated March 16 2020, relating to the consolidated financial statements of Kindred Biosciences, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kindred Biosciences, Inc. for the year ended December 31, 2019.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
March 16, 2020